EXHIBIT 10.38
QUALCOMM INCORPORATED
2018 DIRECTOR COMPENSATION PLAN
ARTICLE 1
ADOPTION
1.1    Adoption. The Compensation Committee (the “Compensation Committee”) of the Board of Directors of Qualcomm Incorporated (the “Company”) adopted and approved this 2018 Director Compensation Plan (the “Plan”) by resolutions adopted on September 21, 2017. The Plan was adopted to establish the compensation to be paid to the Company’s nonemployee directors (“Directors”), based on the Compensation Committee’s annual review of nonemployee director compensation, including an analysis prepared by independent compensation analyst Frederic W. Cook & Co., Inc., of reported nonemployee director compensation practices at the same peer companies used in the Compensation Committee’s evaluation of compensation for the Company’s named executive officers. This Plan is effective on January 1, 2018.
1.2    Issuance of Deferred Stock Units. The Plan constitutes a sub-plan under Section 3.5(j) of the 2016 Long-Term Incentive Plan, as amended (the "2016 LTIP"), with respect to the grant of Deferred Stock Units as set forth herein. By approval of this Plan, the Compensation Committee has authorized and approved the grant, issuance and settlement of the Deferred Stock Units pursuant to the 2016 LTIP as provided herein and subject to the terms and conditions of the forms of award agreements for such Deferred Stock Units which have been authorized and approved by the Compensation Committee as provided in the 2016 LTIP.
ARTICLE 2
DIRECTOR COMPENSATION
2.1    Annual Retainer. Directors who are U.S. residents receive an Annual Retainer of $100,000 per calendar year. In consideration of the increased travel time, Directors who are non-U.S. residents receive an Annual Retainer of $120,000 per calendar year. The Annual Retainer is earned and paid quarterly in arrears, in equal one-fourth installments as soon as practicable after the end of each calendar quarter.
2.2    Board Committee Chair Retainers. The chairs of the following Board Committees receive annual Board Committee Chair Retainers as follows:
(a)    Audit Committee Chair Retainer: $25,000 per calendar year;
(b)    Compensation Chair Retainer: $25,000 per calendar year; and
(c)    Governance Chair Retainer: $15,000 per calendar year.
The Board may appoint special committees from time-to-time and the Board Committee Chair Retainer, if any, for the chairs of such committees are determined by the Compensation Committee in its discretion. Board Committee Chair Retainers are earned and paid quarterly in arrears, in equal one-fourth installments as soon as practicable after the end of each calendar quarter.

2.3    Presiding Director Retainer. The Presiding Director will receive an annual Presiding Director Retainer of $35,000, which is earned and paid quarterly in arrears, in equal one-fourth installments as soon as practicable after the end of each calendar quarter.
2.4    Meeting Fees. Each Director will receive $1,500 for each standing committee meeting attended in person or by telephone. No fees are paid for attending Board meetings. Directors Emeriti receive $2,000 for each Board meeting attended in person and $1,000 for each telephonic Board meeting attended. The Board may appoint special committees from time-to-time and the Meeting Fees, if any, for such special committees are determined by the Compensation Committee in its discretion. Meeting Fees will be paid on a quarterly basis as soon as practicable after the end of each calendar quarter.
2.5    Annual Deferred Stock Units. On the date of the annual meeting of stockholders of the Company, each Director will receive an automatic grant of a number of Annual Deferred Stock Units (“Annual DSUs”) determined by dividing (1) $200,000, by (2) the fair value of each such unit on such date, as determined by Aon (or another third-party designated by the Company) in accordance with FASB ASC Topic 718, with the result rounded up to the next whole unit. Annual DSUs are fully vested on the grant date and paid on the third anniversary of the grant date (subject to an election made pursuant to Section 3.1(b) of this Plan), or earlier upon death, Disability or a Change in Control, as set forth in the Annual DSU agreements approved by the Compensation Committee.
2.6    Proration of Retainers and Annual Deferred Stock Units. An individual who becomes or ceases to be a Director other than on the first day of any calendar quarter will receive prorated Retainers for that quarter based on the number of days in such calendar quarter in which he or she served as a Director. An individual commencing service as a Director between annual meetings of the stockholders, will receive an automatic grant on the date services commence of a number of Annual DSUs equal to the product (rounded up to the nearest whole number) of (1) the number of Annual DSUs granted to each Director pursuant to Section 2.5 at the most recent annual meeting of stockholders of the Company, multiplied by (2) a fraction, (a) the numerator of which shall be the number of complete or partial calendar months from and including the month he or she commences service as a Director through the end of the calendar month immediately preceding the month in which the next annual meeting is scheduled to be held (or, if the next annual meeting has not been scheduled as of the grant date, it will be assumed to be scheduled for the next-following March for this purpose), and (b) the denominator of which shall be 12.
ARTICLE 3
ELECTIONS TO DEFER PAYMENT OF COMPENSATION
3.1    Allowable Deferrals
(a)    Elective Deferred Stock Units. Directors may elect to convert all or a portion (in 25% increments) of their Retainers into Elective Deferred Stock Units (“Elective DSUs”), which are fully vested on the grant date and payable upon the earliest of (1) a date elected by the Director that is at least three years following the grant date, (2) separation from service, (3) death, (4) Disability, or (5) a Change in Control, as set forth in the Elective DSU agreements approved by the Compensation Committee. A Director who has made such an election shall, on the last day of the calendar quarter for which the Retainer would be paid but for such election, automatically receive a grant pursuant to this Plan of a number of Elective DSUs equal to (i) the amount of the Retainer to which such election applies, divided by (ii) the Fair Market Value (as defined in the 2016 LTIP) of a share of the Company’s Common Stock on the last date of that quarter (or the next trading date following the close of the quarter with respect to any quarter that does not end on a trading date), with the result rounded up to the next whole unit.
(b)    Deferral of Payment Date for Annual Deferred Stock Units. A Director may elect to defer the payment of the Annual DSUs to a date that is later than three years from the grant date.
(c)    Deferrals into the Nonqualified Deferred Compensation Plan. Directors may elect to defer all or a portion (in whole percentages) of their Retainers and/or Meeting Fees into the Company’s Nonqualified Deferred

Compensation Plan (“NQDCP”), which gives Directors several investment options and allows them to select the timing and form of distributions.
3.2    Timing and Manner of Elections
(a)    Annual Elections. Generally, any election referenced in Section 3.1 must be made by a Director in writing on the form provided by the Company before the beginning of the calendar year in which the Retainer or Meeting Fees are earned or the Annual DSU is granted.
(b)    First Year Elections for New Directors. Directors who join the Board between annual meetings may make an election referenced in Section 3.1 (a) or (c) no later than thirty (30) days following the date he or she joins the Board, although that election will apply only to Retainers or Meeting Fees earned after the end of the calendar quarter in which such election is made.
(c)    Effect of Elections. Elections are intended to comply with Section 409A of the Internal Revenue Code and are irrevocable and continue from year to year unless changed or terminated effective as of the beginning of a subsequent calendar year.
ARTICLE 4
AMENDMENT AND TERMINATION
4.1    Amendment and Termination. The Committee may at any time amend, suspend, discontinue or terminate this Plan; provided, however, that no such amendment, suspension, discontinuance or termination shall materially and adversely affect the rights of any Director with respect to amounts earned or Deferred Stock Units granted prior to the amendment, suspension, discontinuance or termination.

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